UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

Panacea Global, Inc.
(Exact Name of Registrant As Specified In Charter)

Nevada	000-30424	33-0680443
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

88 Toporowski Ave, Richmond Hill, Ontario, Canada, L4S2V6
(Address of Principal Executive Offices)

416-450-6414
 (Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2011 the Board of Directors (the “Board”) of Panacea Global, Inc. (the “Company”) approved the issuance of non-qualified stock options (the “Options”) to each of: Mahmood Moshiri (“Moshiri”), the Company’s Chief Executive Officer, President, Chief Medical Officer and Director, , and Binnay Sethi (“Sethi,” and together with Moshiri, the “Optionees”), the Company’s Vice President and Director, ,to purchase 2,000,000 shares of the Company’s common stock.  The Options were granted pursuant to, and are subject to, the Company’s 2011 Omnibus Incentive Plan (the “Plan”), which was approved by the Board on July 26, 2011.The Options vest and become exercisable on January 26, 2012 at an exercise price of $0.55 per share and expire on July 26, 2021.

Upon the termination of employment of an Optionee the applicable Option will terminate and any such option that has vested prior to termination of the applicable Optionee shall terminate ninety (90) days from the date such employment terminates. In the event an Optionee’s employment with the Company or its affiliates terminates by reason of their death or disability, the applicable Option shall terminate one year from the date such employment terminates. In addition, the Option will automatically terminate upon the finding that the applicable Optionee has: (i) committed a material and serious breach or neglect of his responsibilities to the Company; (ii) committed a willful violation or disregard of standards of conduct established by law; (iii) committed a willful violation or disregard of standards of conduct established by Company policy as may from time to time be communicated to Optionee; (iv) committed fraud, willful misconduct, misappropriation of funds or other dishonesty; (v) been convicted of a crime of moral turpitude; or (vi) accepted employment with another company or performed work or provided advice to another company, as an employee, consultant or in any other similar capacity, while still an employee of the Company.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description
10.1	Panacea Global, Inc.’s 2011 Omnibus Incentive Plan
10.2	Moshiri Non-Qualified Option Grant
10.3	Sethi Non-Qualified Option Grant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

PANACEA GLOBAL, INC.

Date: August 1, 2011	By:	/s/ Mahmood Moshiri
Name: Mahmood Moshiri
Title: Chief Executive Officer, President, Chief Medical Officer and Director